Putnam Michigan Tax Exempt Fund, 5/31/12, annualreport

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	2,702
Class B	   42
Class C	   28

72DD2 (000s omitted)

Class M	   18
Class y	   17

73A1

Class A	0.339802
Class B	0.282393
Class C	0.268057

73A2

Class M	0.314485
Class Y	0.360073

73C

Class A	0.002195
Class B	0.001823
Class C	0.001730
Class M	0.002031
Class Y	0.002327

74U1	(000s omitted)

Class A	7,871
Class B	  152
Class C	  155

74U2	(000s omitted)

Class M	   53
Class Y	  127

74V1

Class A	9.43
Class B	9.43
Class C	9.44

74V2

Class M	9.44
Class Y	9.45


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.